Exhibit 99.1
Kerr-McGee Reports 133% Increase in 2005 First-Quarter Results

Oklahoma City, April 27, 2005 - Kerr-McGee Corp. (NYSE: KMG) reports net income for the 2005 first quarter of $354.5 million ($2.20 per diluted common share), compared with $152.2 million ($1.41 per share) for the 2004 first quarter. The company’s 2005 first-quarter adjusted after-tax income was $389.9 million ($2.42 per share), compared with $159.5 million ($1.48 per share) for the first quarter of 2004. Adjusted after-tax income is determined by excluding from net income the results from discontinued operations and other items. The $230.4 million increase in the 2005 first-quarter adjusted after-tax income versus the 2004 quarter primarily was due to higher oil and natural gas sales prices, higher oil and gas sales volumes, and improved chemical operating results. Higher sales volumes primarily were due to the acquisition of Westport Resources Corp. on June 25, 2004, and start of production in the Bohai Bay area of China and from the Red Hawk field in the deepwater Gulf of Mexico in the 2004 third quarter. The increase in adjusted after-tax income from higher revenues was partially offset by higher oil and gas lifting costs, depreciation and depletion, and a provision for income taxes.

	Three Months Ended
	March 31,
(Millions of dollars, except per-share amounts)	2005	2004
Net Income	$354.5	$152.2
Add Loss from Discontinued Operations	.5	2.8
Income from Continuing Operations	355.0	155.0
Add Other Items(1)	34.9	4.5
Adjusted After-Tax Income	$389.9	$159.5

Diluted Earnings Per Share
Net Income	$2.20	$1.41
Discontinued Operations	-	.03
Continuing Operations	$2.20	$1.44
Adjusted After-Tax Income	$2.42	$1.48

(1)	Items included in “Other Items” are listed on page 9 as “Other Information, Net of Income Taxes.”

    Adjusted after-tax income and the related measure per diluted share exclude items that management deems to not be reflective of the company’s core operations. These measures are non-GAAP financial measures. Management believes that these measures provide valuable insight into the company’s core earnings from operations and enable investors and analysts to better compare core operating results with those of other companies by eliminating items that may be unique to the company. Other companies may define these items differently, and the company cannot assure that adjusted after-tax income and the related measure per diluted share are comparable with similarly titled amounts for other companies.

    “In the first quarter, we again met or exceeded our guidance in all aspects of our operations,” said Luke R. Corbett, Kerr-McGee chairman and chief executive officer. “We remain on track to achieve average daily production volumes in the range of 352,000 to 367,000 barrels of oil equivalent for the year. Execution of our 2005 drilling program of 900 development and exploratory wells is on schedule with approximately 250 wells drilled to date. This includes the ongoing appraisal of last year’s discoveries in Alaska and Bohai Bay, China.
“Last week, we commenced a modified ‘Dutch Auction’ self tender offer for up to $4 billion of Kerr-McGee’s common stock,” said Corbett. “The tender will return immediate value to our stockholders as we capitalize on improving market conditions in the chemical industry and high oil and natural gas commodity prices. We are proceeding with the separation of our chemical business through a sale or spinoff. We also have expanded our hedging program to secure attractive returns and are high grading our oil and gas portfolio by divesting of short-life, lower-growth properties. Following the separation of the chemical business, Kerr-McGee will be a pure-play exploration and production company that we believe is well positioned to further enhance stockholder value.”

Exploration and Production and Chemical Operating Profit
First-quarter 2005 operating profit was $678.5 million, compared with $334.4 million in the 2004 first quarter. Exploration and production operating profit for the 2005 period was $655.2 million, compared with $329.9 million for the prior-year quarter. The increase is due to higher oil and gas sales prices coupled with higher oil and gas volumes primarily as a result of the Westport acquisition and start of production in China and at Red Hawk. These increased revenues were partially offset by higher lifting costs, depreciation and depletion, and other operating expenses.

Chemical operating profit in the first quarter of 2005 was $23.3 million, an increase of $18.8 million, compared with the same prior-year period. The increase primarily was a result of higher pigment sales prices.
    “The continued strengthening of the titanium dioxide pigment market supports our rationale that now is the right time to separate the chemical business to unlock value for our stockholders,” added Corbett.

Debt and Tender Offer
During the first quarter of 2005, the company’s total debt decreased by $642.9 million, from approximately $3.7 billion at Dec. 31, 2004, to approximately $3.1 billion at March 31, 2005. This decrease primarily resulted from conversion to common stock of the company’s $600 million aggregate principal amount of 5.25% convertible debentures. During the quarter, the company repurchased 3.1 million shares of its common stock at a weighted average price of $79.47, for a total expenditure of approximately $250 million. These purchases were funded with available cash.
Subsequent to March 31, 2005, the company commenced an offer to purchase from stockholders up to $4 billion of its outstanding common shares at a price not lower than $85 or higher than $92 per share under a modified “Dutch Auction.” If the tender is fully subscribed, approximately $4 billion of common stock will be repurchased, representing 27% to 29% of shares outstanding as of March 31, 2005. The tender offer is expected to be funded with cash on hand and the net proceeds of borrowings. The company obtained commitments for financing, totaling up to $6 billion, which may be used to fund the tender offer, to repay certain existing indebtedness and for general corporate purposes. The tender offer is subject to customary conditions, including obtaining financing pursuant to the terms and conditions contained in the financing commitments.

Following the tender, the company expects to reduce debt by $3.5 billion to $4.5 billion over a two-year period with net proceeds from the separation of its chemical business and divestiture of certain oil and gas properties, along with cash flow from operations which has been underpinned by an expanded hedging program for 2005 through 2007.

Oil and Gas Volumes and Prices
Kerr-McGee’s daily oil production averaged 187,700 barrels in the 2005 first quarter, compared with 143,200 barrels in the 2004 period, an increase of 31%. The increase primarily was due to the acquisition of Westport late in the 2004 second quarter and start of production in China in the 2004 third quarter.
The average sales price for oil for the 2005 first quarter, including the effect of the company’s hedging program, was $40.98 per barrel, which was 50% higher than in the 2004 first quarter.
Natural gas sales averaged 1.1 billion cubic feet per day for the 2005 first quarter, up 45% from the prior-year period, primarily due to the Westport acquisition and the third-quarter 2004 start of production at Red Hawk in the deepwater gulf.
The average natural gas sales price, including the effects of the company’s hedging program, was $6.11 per thousand cubic feet, compared with $5.35 in the 2004 first quarter.
Kerr-McGee expanded its hedging program, which includes a combination of costless collars and fixed-price swaps derivative contracts. The hedging program now covers approximately 75% of the company’s remaining 2005 and 2006 expected eligible production and approximately 50% of its 2007 expected eligible production. Eligible production excludes production from Bohai Bay, China, and gas production from the North Sea.

Revenues and Capital Expenditures
First-quarter 2005 revenues of $1.7 billion were up 55% from the prior-year period. Capital expenditures were $398.4 million, compared with $169.8 million for the 2004 first quarter.

Kerr-McGee will hold a conference call today at 11 a.m. EDT to discuss its first-quarter 2005 financial and operating results and expectations for the future. Interested parties may listen to the call via Kerr-McGee’s website at www.kerr-mcgee.com or by calling 888-482-0024 in the United States, or 617-801-9702 outside the United States. The password for both dial-in numbers will be Kerr-McGee.
Detailed listings of Kerr-McGee’s oil and gas derivatives and projected daily average production volumes will be available on the company’s website at http://www.kerr-mcgee.com/ir/guidance.htm at the time of the call. A replay of the call will be available for 48 hours at 888-286-8010 in the United States or 617-801-6888 outside the United States. The code for the replay call will be #37639132. The webcast will be archived for 30 days on the company’s website.
This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The tender offer is being made only pursuant to the Offer to Purchase and related materials dated April 18, 2005, as may be amended or supplemented from time to time. Stockholders should carefully read the offer to purchase, the letter of transmittal and other related materials because they contain important information. Stockholders may obtain free copies of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that will be filed by Kerr-McGee with the U.S. Securities and Exchange Commission (SEC) at the commission’s website at www.sec.gov. Stockholders also may obtain a copy of these documents, without charge, from Georgeson Shareholder Communications Inc., the information agent for the tender offer, toll free at 877-278-6310. Stockholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.

Kerr-McGee is an Oklahoma City-based energy and inorganic chemical company with worldwide operations and assets of more than $14 billion. For more information, visit the company’s website at www.kerr-mcgee.com.

Statements in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “expects,” “believe,” “projected,” or similar words. In addition, any statements regarding possible commerciality, development plans, capacity expansions, drilling of new wells, ultimate recoverability of reserves, future production rates, cash flows and changes in any of the foregoing are forward-looking statements. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the timing, manner and success of the planned separation of Kerr-McGee’s chemical business and the divestiture of certain oil and gas properties, the success of the oil and gas exploration and production program, drilling risks, the market value of Kerr-McGee’s products, uncertainties in interpreting engineering data, demand for consumer products for which Kerr-McGee’s businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets (including changes in currency exchange rates), political or economic conditions in areas where Kerr-McGee operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors section of the company’s Annual Report on Form 10-K and other SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release.

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Media contacts:	Debbie Schramm Direct: 405-270-2877 Pager: 888-734-8294 dschramm@kmg.com	John Christiansen Direct: 405-270-3995 Cell: 405-406-6574 jchristiansen@kmg.com

Investor contact:	Rick Buterbaugh Direct: 405-270-3561

05-

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
(Unaudited)

	Three Months Ended
	March 31,
(Millions of dollars, except per-share amounts)	2005	2004
Consolidated Statement of Income
Revenues	$1,717.0	$1,108.8
Costs and Expenses
Costs and operating expenses	521.4	394.7
Selling, general and administrative expenses	92.3	80.9
Shipping and handling expenses	48.1	37.7
Depreciation and depletion	310.2	190.1
Accretion expense	8.7	6.6
Asset impairments	4.1	13.2
(Gain) loss associated with assets held for sale	(21.7)	3.4
Exploration, including dry holes and amortization of
undeveloped leases	62.9	50.6
Taxes, other than income taxes	46.4	28.0
Provision for environmental remediation and restoration,
net of reimbursements	24.3	(0.8)
Interest and debt expense	60.8	57.0
Total Costs and Expenses	1,157.5	861.4
	559.5	247.4
Other Income (Expense)	(0.5)	(0.1)
Income from Continuing Operations before Income Taxes	559.0	247.3
Provision for Income Taxes	(204.0)	(92.3)
Income from Continuing Operations	355.0	155.0
Loss from Discontinued Operations, net of taxes	(0.5)	(2.8)
Net Income	$354.5	$152.2

Income (Loss) per Common Share
Basic -
Continuing operations	$2.29	$1.55
Discontinued operations	-	(0.03)
Net income	$2.29	$1.52
Diluted -
Continuing operations	$2.20	$1.44
Discontinued operations	-	(0.03)
Net income	$2.20	$1.41

Thousands of Common Shares Outstanding -
End of period	161,388	101,398
Average	154,831	100,304
Average - including dilution	162,825	111,346

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
(Unaudited)

	Three Months Ended
	March 31,
(Millions of dollars)	2005	2004 (a)
Segment Information
Revenues
Exploration and production (b)	$1,382.8	$833.8
Chemical - Pigment	310.8	252.4
Chemical - Other	23.4	22.5
	1,717.0	1,108.7
All other	-	0.1
Total	$1,717.0	$1,108.8

Operating Profit
Exploration and production -
Domestic (b)	$462.3	$308.3
North Sea	191.1	93.0
China	49.3	(1.3)
Other international	(2.2)	(2.9)
Asset impairments	(4.1)	(13.2)
Gain (loss) associated with assets held for sale	21.7	(3.4)
Total Production Operations	718.1	380.5
Exploration expense	(62.9)	(50.6)
	655.2	329.9
Chemical -
Pigment	32.3	7.2
Other	(9.0)	(2.7)
	23.3	4.5
Total	678.5	334.4
Interest and debt expense	(60.8)	(57.0)
Corporate expenses	(44.9)	(30.8)
Provision for environmental remediation and restoration	(13.3)	0.8
Other income (expense)	(0.5)	(0.1)
Provision for income taxes	(204.0)	(92.3)
Income from Continuing Operations	355.0	155.0
Loss from Discontinued Operations, net of taxes	(0.5)	(2.8)
Net Income	$354.5	$152.2

Net Operating Profit
Exploration and production	$416.9	$207.7
Chemical - Pigment	21.8	5.3
Chemical - Other	(5.9)	(1.7)
Total	432.8	211.3
Interest and debt expense	(38.9)	(36.7)
Corporate expenses	(30.3)	(20.1)
Provision for environmental remediation and restoration	(8.6)	0.6
Other income (expense)	-	(0.1)
Income from Continuing Operations	355.0	155.0
Loss from Discontinued Operations, net of taxes	(0.5)	(2.8)
Net Income	$354.5	$152.2

(a) Certain prior year amounts have been reclassified to conform with the current year's presentation.
(b) Includes $51.2 loss ($33.3 loss after tax) in the 2005 first quarter for nonhedge derivatives.

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
(Unaudited)

	Three Months Ended
	March 31,
(Millions of dollars)	2005	2004 (a)
Selected Exploration and Production Information
Revenues, excluding marketing revenues	$1,250.9	$752.1
Lifting Costs -
Lease operating expense	141.8	88.9
Production and ad valorem taxes	30.1	15.1
Total lifting costs	171.9	104.0
Depreciation, depletion and amortization	280.8	161.7
Accretion expense	8.5	6.6
Asset impairments	4.1	13.2
(Gain) loss associated with assets held for sale	(21.7)	3.4
General and administrative expense	29.6	31.2
Transportation expense	34.8	26.8
Gas gathering, pipeline and other expenses	26.3	24.9
Exploration expense	62.9	50.6
Total operating costs and expenses	597.2	422.4
Operating profit, excluding net marketing margin	653.7	329.7
Marketing - gas sales revenues	131.9	81.7
Marketing - gas purchase cost (including transportation)	(130.4)	(81.5)
Total Operating Profit	$655.2	$329.9

Other Information, Net of Income Taxes
Nonhedge commodity derivatives and Devon stock revaluation	(33.6)	$0.5
Foreign currency gains (losses)	3.6	(1.3)
Asset impairments	(2.7)	(8.6)
Gain (loss) associated with assets held for sale	14.1	(2.3)
Mobile plant shutdown	-	1.2
Savannah plant write-down	(0.5)	-
Environmental provision, net of reimbursements	(15.7)	0.6
Gain (loss) on sale of Devon stock	-	5.8
Other items	(0.1)	(0.4)
Total	$(34.9)	$(4.5)

Selected Balance Sheet Information
Cash and Cash Equivalents	$200.6	$143.5
Current Assets	2,057.1	1,690.7
Total Assets	14,758.0	9,941.2
Current Liabilities	2,561.9	2,062.3
Total Debt	3,056.4	3,481.6
Stockholders' Equity	5,638.2	2,650.0

Selected Cash Flow Information
Cash Provided by Operating Activities	$796.8	$274.6
Depreciation, Depletion and Amortization
(including asset impairments and gain/loss on assets held for sale)	308.5	219.7
Dividends Paid	68.3	45.4
Capital Expenditures (including dry hole costs) -
Exploration and production	$383.7	$145.8
Chemical - Pigment	10.8	20.0
Chemical - Other	0.9	1.8
	395.4	167.6
All other	3.0	2.2
Total Capital Expenditures (including dry hole costs)	$398.4	$169.8

(a) Certain prior year amounts have been reclassified to conform with the current year's presentation.

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004

Crude oil & condensate production (thousands of bbls/day)
Domestic -
Offshore	61.9	57.5
Onshore	36.0	18.8
North Sea	68.0	66.9
China	21.8	-
Total	187.7	143.2

Average price of crude oil sold (per bbl) (a)
Domestic -
Offshore	$41.39	$28.75
Onshore	37.45	25.86
North Sea	43.43	26.49
China	38.37	-
Average	$40.98	$27.30

Natural gas sold (MMCF/day)
Domestic -
Offshore	412	328
Onshore	597	322
North Sea	95	113
Total	1,104	763

Average price of natural gas sold (per MCF) (a)
Domestic -
Offshore	$6.61	$5.66
Onshore	5.75	5.37
North Sea	6.17	4.41
Average	$6.11	$5.35

Titanium dioxide pigment production
(thousands of tonnes)	133	137

(a) The effect of the company's oil and gas commodity hedging program is included in the average sales prices shown above.

Kerr-McGee Corporation
First Quarter 2005
Reconciliation of Reported to Adjusted Income from Continuing Operations
Unaudited

	First Quarter 2005

		Other
(Millions of dollars, except per-share amounts)	Reported	Items	Adjusted
			Non-GAAP
Operating Profit
Exploration and production-
Domestic	$462.3	$51.6	$513.9
North Sea	191.1	-	191.1
China	49.3	-	49.3
Other international	(2.2)	-	(2.2)
Asset impairments	(4.1)	4.1	-
Gain associated with assets held for sale	21.7	(21.7)	-
Total Production Operations	718.1	34.0	752.1
Exploration expense	(62.9)	-	(62.9)
	655.2	34.0	689.2
Chemical -
Pigment	32.3	1.0	33.3
Other	(9.0)	11.0	2.0
	23.3	12.0	35.3
Total segment operating profit	678.5	46.0	724.5

Unallocated Expenses
Interest and debt expense	(60.8)	-	(60.8)
Corporate expenses	(44.9)	0.1	(44.8)
Environmental provision, net of reimbursements	(13.3)	13.3	-
Other income (expense)	(0.5)	(4.8)	(5.3)
Provision for income taxes	(204.0)	(19.7)	(223.7)
Income from Continuing Operations	$355.0	$34.9	$389.9

Net Operating Profit
Exploration and production	$416.9	22.1	$439.0
Chemical - Pigment	21.8	0.6	22.4
Chemical - Other	(5.9)	7.1	1.2
Total	432.8	29.8	462.6
Interest and debt expense	(38.9)	-	(38.9)
Corporate expenses	(30.3)	0.1	(30.2)
Environmental provision, net of reimbursements	(8.6)	8.6	-
Other income (expense)	-	(3.6)	(3.6)
Income from Continuing Operations	$355.0	$34.9	$389.9

Net Income Per Share - Diluted	$2.20		$2.42

Adjusted after-tax income from continuing operations and the related measure per diluted share exclude items that management deems to not be reflective of the company's core operations. These measures are non-GAAP financial measures. Management believes that these measures provide valuable insight into the company's core earnings from continuing operations and enable investors and analysts to better compare core operating results with those of other companies by eliminating items that may be unique to the company. Other companies may define these items differently, and the company cannot assure that adjusted after-tax income is comparable with similarly titled amounts for other companies.

Kerr-McGee Corporation
First Quarter 2005
Schedule of Other Items
Unaudited

	First Quarter 2005
	Before		After
(Millions of dollars)	Tax	Tax	Tax
Other Items Adjusting Segment Operating Profit
Exploration and Production
Nonhedge commodity derivative loss	$(51.7)	$18.1	$(33.6)
Asset impairments	(4.1)	1.4	(2.7)
Gain associated with assets held for sale	21.7	(7.6)	14.1
Other items	0.1	-	0.1
Total Exploration and Production	(34.0)	11.9	(22.1)

Chemical - Pigment
Savannah plant write-down	(0.9)	0.4	(0.5)
Other items	(0.1)	-	(0.1)
Total Chemical - Pigment	(1.0)	0.4	(0.6)

Chemical - Other
Environmental provision	(11.0)	3.9	(7.1)

Total Chemical	(12.0)	4.3	(7.7)

Other Items Adjusting Unallocated Expenses
Foreign currency gains	4.8	(1.2)	3.6
Environmental provision, net of reimbursements	(13.3)	4.7	(8.6)
Corporate expenses	(0.1)	-	(0.1)
Total Other	(8.6)	3.5	(5.1)

Total	$(54.6)	$19.7	$(34.9)

Adjusted after-tax income from continuing operations and the related measure per diluted share exclude items that management deems to not be reflective of the company's core operations. These measures are non-GAAP financial measures. Management believes that these measures provide valuable insight into the company's core earnings from continuing operations and enable investors and analysts to better compare core operating results with those of other companies by eliminating items that may be unique to the company. Other companies may define these items differently, and the company cannot assure that adjusted after-tax income is comparable with similarly titled amounts for other companies.